Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-206640

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated December 29, 2017)

5,000,000 Shares of Beneficial Interest

SPDR® LONG DOLLAR GOLD TRUST, A SERIES OF WORLD

CURRENCY GOLD TRUST

This Prospectus Supplement No. 1 (“Supplement No. 1”) supplements and amends our Prospectus dated December 29, 2017 (the “Prospectus”). Supplement No. 1 should be read together with the Prospectus.

Effective immediately, references to Joseph R. Cavatoni as Chief Financial Officer and Treasurer of WGC USA Asset Management Company, LLC (the “Sponsor”) are hereby deleted and the following disclosure is hereby added after the last paragraph of the “Principals and Key Personnel of the CPO” section of the Prospectus:

Laura S. Melman, age 51, is the Chief Financial Officer and Treasurer of the Sponsor, and has served as the Treasurer and Chief Operating Officer of WGC USA, Inc., an affiliate of the Sponsor, since January 22, 2018. Ms. Melman was previously employed by PIMCO LLC (“PIMCO”), an investment management firm, from June 2012 until January 2018. During her tenure at PIMCO, Ms. Melman was Senior Vice President responsible for taxation, accounting and analytics for PIMCO’s funds and ETFs worldwide. Ms. Melman’s responsibilities included complex product development, accounting, and taxation of financial instruments and investment strategies. From February 2017 to January 2018, Ms. Melman also served as an officer for PIMCO’s open-end and closed-end funds and ETFs.

Prior to PIMCO, Ms. Melman served as Executive Director and Tax Director at J.P. Morgan Asset Management, an asset management firm, managing tax, accounting and compliance issues for J.P. Morgan’s registered and unregistered fund products from August 2006 to June 2012.

From September 2000 to August 2006, Ms. Melman served as Vice President of product development at BNY Mellon, a global banking and financial services institution, where she helped to develop and launch the first exchange-traded gold trusts. Ms. Melman is listed as co-inventor of the business method patents that support the structure of exchange-traded commodity trusts. Prior to working within product development, Ms. Melman served with BNY Mellon as Vice President of taxation and fund accounting from September 1992 to September 2000. Ms. Melman has also worked at PwC, a professional services firm that offers audit, taxation, advisory, and other services, as a tax consultant within the firm’s financial services practice from September 1989 to September 1992.

Ms. Melman earned her Bachelor of Science degree from Rutgers University and received her Master of Business Administration in Accounting from the Rutgers Graduate School of Management. She is a Certified Public Accountant. As of March 7, 2018, Ms. Melman’s status as a principal of the Sponsor is pending with NFA.

Shares of the SPDR® Long Dollar Gold Trust are listed on NYSE Arca under the symbol “GLDW.”

Investing in the Shares involves significant risks. See “Risk Factors” starting on page 15 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered or determined if the Prospectus or this Prospectus Supplement No. 1 is truthful or complete. Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

The date of this Prospectus Supplement No. 1 is March 7, 2018.